Exhibit 3.180

ARTICLES OF INCORPORATION

OF
LINKPOINT INTERNATIONAL, INC.

A CLOSE CORPORATION

FIRST: The name of the corporation is Linkpoint International, Inc.

SECOND: These articles of incorporation are filed pursuant to Section 78A.020, Nevada Revised Statutes.

THIRD: The corporation’s registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

FOURTH: All of the corporation’s issued stock, exclusive of Treasury shares, shall be held of record by not more than thirty (30) persons.

FIFTH: The number of shares the corporation is authorized to issue is one million (1,000,000) shares of common stock with no par value.

SIXTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The name and address of the board of directors, which shall be four (4) in number, are as follows:

Name	Address

Charles Burtzloff	26775 Malibu Hills Road Agoura Hills, CA 91301

Don Headlund	26775 Malibu Hills Road Agoura Hills, CA 91301

Caesar Berger	26775 Malibu Hills Road Agoura Hills, CA 91301

Lisa Burtzloff	26775 Malibu Hills Road Agoura Hills, CA 91301

SEVENTH: The name and address of each of the incorporators signing the articles of incorporation are as follows:

Name	Address
Edith C. Shannon	818 W. Seventh Street
Los Angeles, CA 90017

Rosa A. Lopez	818 W. Seventh Street
Los Angeles, CA 90017

David I. Farber	818 W. Seventh Street
Los Angeles, CA 90017

WE, THE UNDERSIGNED, being each of the incorporators hereintobefore named, for the purpose of forming a close corporation pursuant to Chapter 78A of the Nevada Revised Statutes, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 12th day of September, 1996.

/s/ Edith C. Shannon
Edith C. Shannon

/s/ Rosa Lopez
Rosa Lopez

/s/ David I. Farber
David I. Farber

STATE OF CALIFORNIA	}
	}	SS
COUNTY OF LOS ANGELES	}

On this 12th day of June, 1996, before me, a Notary Public, personally appeared Edith C. Shannon, Rosa Lopez and David I. Farber, who severally acknowledged that they executed the above instrument.

/s/ Stephanie A. Brooks

Stephanie A. Brooks, Notary Public

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

The Corporation Trust Company of Nevada hereby accepts the appointment as Resident Agent of the above named corporation.

The Corporation Trust Company of Nevada
Resident Agent

By	/s/ M. T. Fitzpatrick	Date:	September 12, 1996
M.T. Fitzpatrick, Assistant Secretary